Press Release

Exhibit 99.58

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP UPDATE ON NYSE LISTING STATUS

Tulsa, Oklahoma, December 29, 2008:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG), announced today that on December 23, 2008, the Company notified NYSE Regulation, Inc. ("NYSER") that it was not in compliance with the continued listing standard of the New York Stock Exchange under Section 802.01B of the NYSE-Listed Company Manual.  Section 802.01B specifies that as a requirement to continued listing on the Exchange, a company must maintain a minimum market capitalization in excess of $25 million during a period of 30 consecutive trading days. The Company failed to meet this requirement for the consecutive 30 trading days ending on December 22, 2008.

The NYSER has advised Dollar Thrifty that it is assessing the Company's listing status in connection with this listing standard, and the Company cannot predict whether or when the NYSER may take action with respect to this matter.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 7,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

Contacts:

Financial:	H. Clifford Buster III Chief Financial Officer (918) 669-3277	Media:	Chris Payne Senior Manager Corporate Communications (918) 669-2236 chris.payne@dtag.com